Exhibit 4.3

FOURTH AMENDMENT TO

RECEIVABLES PURCHASE AGREEMENT

This FOURTH AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT, dated as of May 10, 2013 (this “Amendment”), is between American Express Bank, FSB, a federally-chartered savings bank (“FSB”), and American Express Receivables Financing Corporation IV LLC, a Delaware limited liability company (“RFC IV”). This Amendment amends the Receivables Purchase Agreement, dated as of April 16, 2004 and as amended as of October 24, 2008, as of February 24, 2009 and as of October 7, 2010 (as so amended, the “Receivables Purchase Agreement” and, together with this Amendment, the “Amended Receivables Purchase Agreement”).

RECITALS

1. Pursuant to Section 9.01 of the Receivables Purchase Agreement, FSB and RFC IV have given prior notice of this Amendment to the Trustee and each Rating Agency, and FSB has delivered to RFC IV an Officer’s Certificate of FSB, dated the date of this Amendment, stating that FSB reasonably believes that this Amendment will not cause a Pay-Out Event or a Reinvestment Event.

2. FSB and RFC IV have satisfied all conditions precedent contained in the Receivables Purchase Agreement to entering into this Amendment and this Amendment is authorized and permitted under the Receivables Purchase Agreement. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

3. Now, therefore, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each party hereto agrees as follows:

AMENDMENTS

SECTION 1. Amendment to Section 1.01. The definition of “Fourth Amendment Effective Date” shall be added to Section 1.01 of the Receivables Purchase Agreement and it shall read as follows:

“Fourth Amendment Effective Date” shall mean May 10, 2013.

SECTION 2. Amendment to Section 2.01. The following subsection (f) shall be added to Section 2.01 of the Receivables Purchase Agreement:

(f) Each Account will continue to be owned by FSB and is not a Purchased Asset.

SECTION 3. Miscellaneous. The amendments provided for by this Amendment shall become effective as of the Fourth Amendment Effective Date upon occurrence of the following:

(a) Written confirmation has been received by RFC IV from each Rating Agency that this Amendment will not result in the reduction or withdrawal of the respective ratings of such Rating Agency for any securities issued by the Trust;

(b) FSB has delivered to RFC IV an Officer’s Certificate of FSB to the effect that FSB reasonably believes that this Amendment will not cause a Pay-Out Event or a Reinvestment Event; and

(c) Counterparts of this Amendment have been duly executed by the parties hereto.

SECTION 4. Receivables Purchase Agreement in Full Force and Effect as Amended. The Receivables Purchase Agreement is hereby amended by providing that all references therein to the “Receivables Purchase Agreement,” “this Agreement,” “hereby,” “hereof” and “herein” shall be deemed from and after the effective date of this Amendment to be a reference to the Amended Receivables Purchase Agreement. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Receivables Purchase Agreement shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with their terms and except as expressly provided herein, this Amendment shall not constitute or be deemed to constitute a waiver of compliance with or consent to non-compliance with any term or provision of the Receivables Purchase Agreement.

SECTION 5. Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 6. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

IN WITNESS WHEREOF, RFC IV and FSB have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first written above.

AMERICAN EXPRESS BANK, FSB

By:	/s/ Denise D. Roberts
	Name:	Denise D. Roberts
	Title:	Chief Financial Officer and Treasurer

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION IV LLC

By:	/s/ Denise D. Roberts
	Name:	Denise D. Roberts
	Title:	President

Acknowledged and Accepted by:

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Michael Commisso
	Name:	Michael Commisso
	Title:	Vice President